EMPLOYMENT AND NON-COMPETITION AGREEMENT

                                  RAYMOND KOCH

         This EMPLOYMENT AND NON-COMPETITION AGREEMENT (this "Agreement"), dated as of November 1, 1996, is between Glasgal Communications, Inc., a Delaware corporation (the "Employer") and Raymond Koch (the "Employee").

         WHEREAS, the Employee currently serves as President and Chief Operating Officer of Datatec Industries, Inc.("Datatec"); and

         WHEREAS, the Employer has acquired all of the issued and outstanding capital stock of Datatec; and

         WHEREAS,   the  Employer  and  the  Employee  desire  to  continue  his employment on the terms and conditions set forth below;

         NOW, THEREFORE, it is hereby agreed as follows:

         SECTION 1. EMPLOYMENT. The Employer hereby employs the Employee, and the Employee hereby accepts employment, upon the terms and subject to the conditions hereinafter set forth.

         SECTION 2. DUTIES. The Employee shall be employed as Executive Vice President and Chief Operating Officer of the Employer's Datatec Division. Promptly after execution of this Agreement, the Employer shall combine the business operations of the Employer and its subsidiaries, HH Communications Inc., Signatel Ltd., and Datatec, into the Datatec Division, except that the Employer's Strategic Business Units, for management purposes, and its Computer-Aided Software Integration, Inc. subsidiary, for any purpose, shall not be included in the Datatec Division. In his capacity as Executive Vice President of the Datatec Division, the Employee shall be responsible for supervising the following functions of the Datatec Division: Customer service, technical support, project management, field service, and staging, integration, purchasing, accounting, administration and financial functions. The Employee shall not be responsible for supervising the legal matters of the Datatec
Division: The Employee shall also serve as President and Chief Operating Officer of Datatec, and have such other responsibilities and duties as are assigned by the President of the Datatec Division and the Board of Directors (the "Board") and as are consistent with the position of Executive Vice President and Chief Operating Officer of the Datatec Division. The Employee agrees to devote his full time and best efforts to the performance of his duties to the Employer. The Employer shall cause the Directors of each subsidiary within the Datatec Division to cause its executive officers to accede to the authority of the Executive, as such authority is set forth in this SECTION 2, unless otherwise directed by the Chief Executive Officer of the Datatec Division. Within eighteen (18) months of the date hereof, if budgeted results of the Employer for the fiscal year ending April 30, 1997, as approved in good faith by its Board of Directors, shall have been obtained, the Employer shall in good faith consider appointing the Employee President of the Datatec Division and nominating the Employee as a director of the Employer.

         SECTION 3. TERM. The initial term of employment of the Employee hereunder shall commence on the date hereof (the "Commencement Date") and shall continue until October 31, 1999 (the "Initial Term") unless earlier terminated pursuant to Section 6.

         SECTION 4. COMPENSATION AND BENEFITS. Until the termination of the Employee's employment hereunder, in consideration for the services of the Employee hereunder, the Employer shall compensate the Employee as follows:

         (a)      BASE SALARY.

                  (i) The Employer shall pay the Employee, in accordance with the Employer's then current payroll practices, a base salary (the "Base Salary"). The Base Salary will be paid at an annual rate of $250,000.

                  (ii) Base Salary shall be increased annually, beginning November 1, 1997, by a percentage equal to the percentage by which the Consumers Price Index for Urban Wage Borrowers and Clerical Workers: New York, N.Y. - Northeastern New Jersey (1982-84 equals 100), as published by the Bureau of Labor Statistics of the United States Department of Labor shall have increased over the preceding year.

                  (iii) The adjustment provided for in ss.4(a)(ii) shall be made as soon after November 1 of each year as possible, but in no event later than fifteen (15) days after the date upon which the Bureau of Labor publishes its consumer price index statistics for the month of September. Any portion of an increase in the Executive's compensation retroactively due shall be payable immediately upon determination of the adjustment. If publication of the Consumer Price Index is discontinued, the parties hereto shall accept comparable statistics on the cost of living for the New York, N.Y. - Northeastern New Jersey area as computed and published by an agency of the United States or by a responsible financial periodical of recognized authority then to be selected by the parties.

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         (b)      FIRST INCENTIVE BONUS.

                  (i) The Employer shall pay the Employee a non-discretionary bonus (the "First Incentive Bonus") of $75,000 for each year of the term of this Agreement if Actual EBIT, as defined below, for any one-year period during the term hereof ending
                             October 31 exceeds Actual EBIT for the next preceding one year period. It will be assumed during the term of this Agreement that the Employee will earn the First Incentive Bonus, and, accordingly, an amount equal to the maximum First Incentive Bonus for each year will be paid ratably in equal installments along with the Employee's regular payments of Base Salary; provided, however, that in the event in any year of the term of this Agreement the First Incentive Bonus is not earned in accordance with the above requirements, then the Employee shall return the unearned portion of the First Incentive Bonus, to the extent paid to the Employee, within thirty (30) days of being notified by the Employer that the First Incentive Bonus was not earned, or at the option of the Employer, the Employer may withhold amounts due to the Employer hereunder in satisfaction of such claim. Notwithstanding the foregoing, the First Incentive Bonus shall be paid for the one year period ending October 31, 1997 regardless of whether Actual EBIT for such year exceeds Actual EBIT for the next preceding year, and such payment obligation is deemed absolute and non-contingent.

                  (ii) In the event Actual EBIT for any one-year period ending October 31, except October 31, 1997, shall be less than Actual EBIT for the next preceding one-year period, the First Incentive Bonus for such year shall be equal to $75,000 less 2% of such amount for each 1% of difference between Actual EBIT for the current one-year period and Actual EBIT for the next preceding year. For example, if Actual EBIT at October 31, 1997 were $10,000,000 and Actual EBIT for October 31, 1998 were $9,000,000, the First Incentive Bonus for the year ended October 31, 1998 would be $60,000, computed as follows:

                             $10,000,000 - $9,000,000 = $1,000,000
                             $1,000,000 = 10% of $10,000,000

                             Thus, with a reduction of 2% for each 1% difference, there would be a 20% reduction in the First Incentive Bonus: $75,000 -(20% x $75,000) =
                             $75,000 - $15,000 = $60,000.

                             "Actual EBIT" means, with respect to any one-year period ending October 31 during the term hereof, the sum of (i) the unaudited consolidated net income (or loss) of the Employer for such year, extrapolated from the financial statements of the Employer filed with the Securities and Exchange Commission, excluding therefrom the financial statement effects of the Employer's CASI subsidiary and any other subsidiary of the Employer which may in the future be acquired, calculated in accordance with generally accepted accounting principles consistently applied and further excluding therefrom any extraordinary items of income or loss; and (ii) all amounts deducted in the computation thereof on account of (A) income taxes,
                             (B) interest expense, (C) the cash portion, if any, of the Supplemental Incentive Bonus, as defined below (except that portion of a Supplemental Bonus earned for reaching, but not exceeding, Projected EBIT, as defined below), (D) management or similar fees paid by subsidiaries of the Employer within the Datatec Division to the Employer; (E) all of the Employer's holding company administrative costs, including without limitation, costs of or relating to the Chairman and Chief Executive Officer of the Employer and their respective staffs, and the costs of or relating to the Chief Financial Officer of the Employer and his staff, including without limitation, accounting and auditing costs; legal fees and costs, finance and administration, and costs of management information systems and (F) fees paid by the Employer to any investment banking firm, venture capital firm or similar firm or any affiliates of such firm during such year. Notwithstanding the foregoing, any expenses incurred by the Employer specifically for the benefit of the Datatec Division, at the request of the Datatec Division, or as may reasonably be determined by the Employer to be required, shall be deducted from EBIT.

         (c)      SUPPLEMENTAL BONUSES. The Employee shall also receive from the
                  Employer   on  a   non-discretionary   basis   the   following
                  supplemental bonuses (the "Supplemental Bonuses"):

                  (i) (A) If the Actual EBIT of the Employer for the year November 1, 1996 through October 31, 1997 shall equal at least $8,100,000 Employee shall be paid $50,000. If Actual EBIT shall equal at or exceed $9,100,000, the Employee shall be paid additional the sum of $25,000 plus two AND ONE-HALF (2 1/2%) percent of the
                                    amount   by  which   Actual   EBIT   exceeds
                                    $9,100,000.  Said  amounts  shall be paid in
                                    full within  fifteen (15) business days from
                                    the  date  that  the  applicable   financial
                                    statements   have  been   released   by  the
                                    Employer.

                             (B) Prior to October 31, 1997 and October 31, 1998, respectively, Isaac Gaon, or any other duly authorized officer of the Employer, and the Employee shall in good faith negotiate projected EBIT ("Projected EBIT") for the years of the term hereof ended October 31, 1998 and October 31, 1999, respectively, said projections to include quarterly projections for each such year. In each year that Actual EBIT equals or exceeds Projected EBIT, the Employee shall be paid $50,000, and in each year that Actual EBIT exceeds the Projected EBIT for such year by at least $1,000,000, the Employee shall be paid the additional sum of $25,000, plus two and one-half (2 1/2%) percent of the amount by which Actual EBIT exceeds $1,000,000 in excess of Projected EBIT for such year. Said amounts shall be paid at the time set forth in ss.4(c)(1)(A).

                  (ii)       (A)    If Actual EBIT for the year November 1, 1996
                                    through  October  31, 1997 equals or exceeds
                                    $8,100,000,   the  Employee   shall  receive
                                    options to purchase 50,000 shares of Glasgal
                                    common stock, $.001 par value (the "Stock"),
                                    plus  options  to  purchase  such  number of
                                    additional  shares  of  Stock  equal to five
                                    (5%) percent of the Actual EBIT in excess of
                                    $8,100,000.  For example,  if Actual EBIT at
                                    October  31,  1997  were   $9,100,000,   the
                                    Employee  would  receive  50,000  options to
                                    purchase   Stock  plus  50,000   options  to
                                    purchase Stock computed as follows: 50,000 +
                                    (5% x $9,100,000 - $8,100,000 = 50,000 + (5%
                                    x  1,000,000)  = 50,000  + 50,000 =  100,000
                                    options.

                             (B) If in each of the years ending October 31, 1998 and October 31, 1999, the Employer's Actual EBIT equals or exceeds the Projected EBIT for such year, the Employee shall receive options to purchase 50,000 shares of Stock plus such number of additional options equal to five (5%) percent of the difference, if any, between Actual EBIT and Projected EBIT.

                             (C) All stock options shall have an exercise price equal to the average closing price of the Stock as quoted in the NASDAQ Small Cap Market or, if not quoted there, on the principal stock exchange on which the Employer's stock is traded, as such price is reported in the Wall Street Journal, Eastern Edition for the five (5) trading days next preceding the date of grant.

                             (D) Options to be granted hereunder shall be granted on the date that the applicable financial statements are released by the Employer, and shall be fully vested upon grant; provided, however, that one-third (33- 1/3 %) of the options granted for any year or six-month period of the term of this Agreement shall be exercisable immediately, and one-third (33-1/3%) exercisable on and
                                    after   each   of   the   next    succeeding
                                    anniversary dates of grant.

                             (E) All options granted pursuant to this Agreement shall be exercisable for a period of ten (10) years. The Employer shall, not later than the date of the next annual stockholders meeting, put into effect a stock option plan pursuant to which the options granted hereunder will be issued, and shall use its best efforts to register the shares underlying the options to be issued to the Employee not later than December 31, 1997.



                  (iii)      (A)    Notwithstanding   anything   herein  to  the
                                    contrary,  if at the  end of the  first  six
                                    months  of any  year  of the  term  of  this
                                    Agreement  Actual  EBIT  equals  or  exceeds
                                    Projected EBIT for the said six months,  the
                                    Employee  shall  receive upon the release of
                                    the applicable  financial statements for the
                                    said six month period  (50%)  percent of the
                                    entire   Stock   Option   portion   of   the
                                    Supplemental Bonuses he would be entitled to
                                    receive  if  Projected  EBIT for the  entire
                                    year ending October 31 had been achieved. In
                                    the  event  Actual  EBIT for the  said  year
                                    exceeds  Projected EBIT for such year, there
                                    shall be an  appropriate  adjustment  in the
                                    amount of options  granted to the  Employee.
                                    In the event  Actual EBIT at the end of said
                                    year  is  less  than  Estimated   EBIT,  the
                                    Employee shall retain options granted for the first half of the said year.

                             (B) All options granted pursuant to ss.4(c)(3)(A) above shall be credited against the aggregate amount, if any, of options to be granted pursuant to ss.4(c) for the applicable year ending October 31.

         (d) VACATION. The Employee shall be entitled to four (4) weeks vacation each calendar year. Any vacation shall be taken at the reasonable and mutual convenience of the Employer and the Employee.

         (e) INSURANCE; OTHER BENEFITS. Accident, long-term disability income, life and health insurance for the Employee shall be provided by the Employer under group accident, life and health insurance plans maintained by the Employer for its full-time senior executive officers, as such employment benefits may be modified from time to time by the Employer for all full-time senior executive officers. Such insurance and other benefits shall not be less than that provided by the Employer to its senior executive officers. The amount and extent of such coverage shall be subject to the discretion of the Board. In addition, all non-group policies on the life of the Employee currently paid for by Datatec shall continue to be paid by the Employer during the first year of the term of this Agreement, and the Employee shall thereafter become the owner of all such policies.

         (f) CAR ALLOWANCE. In connection with the Employee's employment, the Employee shall from time to time be required to travel by automobile on the Employer's business. Accordingly, the Employer shall provide to the Employee an automobile expense allowance of $1,200 per month, payable on the first day of each month during the term of this Agreement, plus all maintenance, service and insurance charges.

         SECTION 5. EXPENSES. In addition to the foregoing, the Employer shall pay or reimburse the Employee for all reasonable out-of-pocket expenses incurred by the Employee in the performance of his duties hereunder upon presentation of appropriate vouchers therefor. The Employee shall be entitled to the class of accommodations and transportation customarily provided to the senior executives of the Employer when traveling on behalf of the Employer.

         SECTION 6. TERMINATION. The Employee's employment hereunder shall commence on the Commencement Date and continue until the expiration of the Initial Term, and any extension of such term pursuant to SECTION 3, except that the employment of the Employee hereunder shall earlier terminate:

         (a) DEATH OR TOTAL DISABILITY. Upon the death of the Employee during the term of his employment hereunder or, at the option of the Employer, in the event of the Employee's total disability, upon sixty (60) days' written notice from the Employer. The Employee shall be deemed totally disabled if he meets the criteria for disability under the Employer's disability insurance policy for 180 days, consecutive or 270 days non- consecutive, in any twelve (12) month period. If there is no disability policy in effect, the Employee shall be deemed totally disabled if he shall be
                  unable,   due  to  physical  or  mental  illness,   injury  or
                  incapacity, to perform his regular full time duties as Executive Vice President and Chief Operating Officer of the Employer's Datatec Division or as President of Datatec for the periods set forth above in this Section 6(a).

         (b) FOR CAUSE. For "Cause" immediately upon written notice by the Employer to the Employee; provided, that the Employer may not terminate the Employee for Cause unless (i) such termination has been approved by the affirmative vote or consent of a majority of the directors on the Board (excluding the Employee) prior to the time of such termination; and (ii) not later than 30 days prior to the effective date of such termination, the Employee shall be given the opportunity to appear before the Board, represented by counsel, to address the grounds for such termination. For purposes of this Agreement, a termination shall be for Cause if the Board shall determine that any one or more of the following has occurred:

                  (i) acceptance of any unlawful bribe or kickback with respect to the Employer's business; or

                  (ii) the Employee shall have been convicted by a court of competent jurisdiction of, or pleaded guilty to, any felony which the Board reasonably determines in its discretion would materially affect or impair in any way (A) the Employee's ability to perform his duties hereunder or (B) the reputation or operation of the Employer's business or (C) the relationship between the Employer and its suppliers, customers or employees; or

                  (iii) the Employee shall have committed a breach of any of the covenants, terms and provisions of ss.9 hereof or a material breach of any of the covenants, terms and provisions of ss.8 hereof; or

                  (iv) the Employee shall have breached any one or more of the provisions of this Agreement (excluding ss.ss.8 and 9 hereof) and such breach shall have continued for a period of thirty (30) days after written notice to the Employee specifying such breach in reasonable detail; or

                  (v) the Employee shall have refused, after explicit written notice, to obey any lawful resolution of or direction by the Board which is consistent with this Agreement and his duties hereunder.

         (c) TERMINATION WITHOUT CAUSE. Upon ninety (90) days written notice by either the Employee or the Employer to the other party hereto. For purposes of this Agreement, the Employee shall be deemed to have been terminated without Cause if the termination is (i) initiated by the Employer and not based substantially on any reason included in the above definition of Cause or (ii) if the Employee terminates his employment hereunder for Good Reason upon ninety (90) days written notice to the Employer. The Employee shall be entitled to terminate his employment for Good Reason if any of the following occur:

                  (i) the Employee is assigned duties which are inconsistent with the position or responsibilities associated with his position as Executive Vice President and Chief Operating Officer of the Datatec Division or as President and Chief Operating Officer of Datatec;

                  (ii) If the Datatec Division (or any part thereof) shall merge or consolidate into or transfer substantially all of its assets to, or become a majority owned subsidiary of, another corporation, and the Employee is not then elected and/or appointed to a position of responsibility in any such surviving, new or purchasing corporation equivalent to that provided in Section 2 hereof; and

                  (iii) the Employer requires the Employee to perform his duties hereunder principally at any location outside a radius of fifty (50) miles from Fairfield, New Jersey, and he notifies the Employer within 30 days after notification of such relocation that he is unwilling to continue his employment hereunder at such location.

         (d)      RIGHTS AND REMEDIES ON TERMINATION.

                  (i) If the Employer shall terminate the Employee's employment hereunder pursuant to SECTION 6(c) hereof, then (A) the Employee shall be entitled to receive, as severance pay, payment, in accordance with the Employer's then current payroll practices, of his Base Salary in effect at the time of his termination, his First Incentive Bonus, and his Supplemental Bonuses for (1) the remainder of the Initial Term or (2) if such termination occurs subsequent to the Initial

                             Term, the remainder of the then current one-year extension thereof; provided, further that the Employee shall not be required to mitigate his damages during such period and the Employer shall not be entitled to reduce or offset the amount payable by the Employer under this SECTION 6(d)(i) by any income received by the Employee pursuant to any new employment so long as the Employee is complying with ss.9 hereof. The Employee shall also be entitled to receive the benefits and consideration provided in ss.ss.(4)(e)- (g) hereof.

                  (ii) If the Employee's employment hereunder is terminated pursuant to ss.6(a) hereof, then the Employee (or his estate, as applicable) shall be entitled to receive within 30 days following the completion of the Employer's financial statements for the year of this Agreement during which such termination occurs, a prorated portion of the First Incentive Bonus and Supplemental Bonuses (if any) for the fiscal year in which his termination occurs determined by multiplying (1) the full amount of the First Incentive Bonus and Supplemental Bonuses (if any) that would have been payable to the Employee pursuant to SECTION 4(b) and 4(c) hereof if his employment hereunder had not been terminated by (2) a fraction, the numerator of which is the number of days elapsed during such fiscal year prior to the Employee's termination and the denominator of which is 365, and (c) a pro rated portion of the Options to Acquire Common Stock which would have been issued to the Employee on the next anniversary date specified in SECTION 4(c) hereof computed in the manner provided in this
                             SECTION 6 (d)(ii), except that the numerator shall be 365.

                  (iii) Except as otherwise set forth in this SECTION 6(d), the Employee shall not be entitled to any severance or other compensation after termination of other than payment of any portion of his Base Salary, First Incentive Bonus and Supplemental Bonuses through the date of his termination and any expense reimbursements under SECTION 5 hereof for expenses incurred in the performance of his duties prior to termination. If such termination is not at the end of a period in which measurement of EBIT takes place for purposes of this Agreement, the Supplemental Bonuses shall be determined by the Board of Directors in good faith.

         SECTION 7. INVENTIONS; ASSIGNMENT. All rights to discoveries, inventions, improvements, and innovations (including all data and records pertaining thereto) related to the Employer's business, whether or not patentable, copyrightable, registerable as a trademark, or reduced to writing, that the Employee may discover, invent or originate during the term of his employment hereunder or during his previous employment by the Employer, either alone or with others and during working hours or by the use of the facilities of the Employer ("Inventions"), shall be the exclusive property of the Employer. The Employee shall promptly disclose all Inventions to the Employer, shall execute at the request of the Employer any assignments or other documents the Employer may deem necessary to protect or perfect its right therein, and shall assist the Employer, at the Employer's expense, in obtaining, defending and enforcing the Employer's rights therein. The Employee hereby appoints the Employer as his attorney-in-fact to execute on his behalf any assignments or other documents deemed necessary by the Employer to protect or perfect its right to any Inventions.

         SECTION 8. CONFIDENTIAL INFORMATION. The Employee recognizes and acknowledges that certain assets of the Employer, including without limitation information regarding customers, pricing policies, methods of operation, proprietary computer programs, sales, products, profits, costs, markets, key personnel, formulae, product applications, technical processes, and trade secrets (hereinafter called "Confidential Information") are valuable, special, and unique assets of the Employer and its affiliates. The Employee shall not, during or after his term of employment, disclose any part of the Confidential Information to any person, firm, corporation, association, or any other entity for any reason or purpose whatsoever, directly or indirectly, except as may be required pursuant to his employment hereunder, provided, that Confidential Information shall in no event include (a) Confidential Information which was generally available to the public at the time of disclosure by the Employer or
(b) Confidential Information which becomes publicly available other than as a consequence of the breach of the Employee of his confidentiality obligations hereunder. In the event of the termination of his employment, whether voluntary or involuntary and whether by the Employer or the Employee, the Employee shall deliver to the Employer all documents and data pertaining to the Confidential information and shall not take with him any documents data of any kind or any reproductions (in whole or in part) or extracts of any items relating to the Confidential Information.

         SECTION 9. NON-COMPETITION. During the term of the Employee's employment hereunder, or during any period (and for a period of three (3) years thereafter) that the Employer is compensating the Employee in accordance with
SECTION 6(d) hereof as a result of terminating the Employee's employment without Cause, and until three (3) years after any other termination of the Employee's employment hereunder, the Employee will not engage, directly or indirectly, alone or as a shareholder (other than as a holder of less than five percent (5%) of the common stock of any publicly traded corporation), partner, officer, member, director, employee or consultant of any other business organization that is engaged or becomes engaged in the provision of services which compete with the services provided by the Employer or compete in any other service business that the Employer is conducting at the time of the Employee's termination, or solicit or encourage any officer, employee or consultant of the Employer to leave its employ for alternative employment. The Employee will continue to be bound by the provisions of this SECTION 9 until their expiration, and shall not be entitled to any compensation from the Employer with respect thereto except as may be provided in SECTION 6(d) hereof. If at any time the provisions of this
SECTION 9 shall be determined to be invalid or unenforceable, by reason of being vague or unreasonable as to area, duration or scope of activity, this SECTION 9 shall be considered divisible and shall become and be immediately amended to only such area, duration and scope of activity as shall be determined to be reasonable and enforceable by the court or other body having jurisdiction over the matter; and the Employee agrees that this SECTION 9 as so amended shall be valid and binding as though any invalid or unenforceable provision had not been included herein.

         SECTION 10. MISCELLANEOUS.

         (a) INDEMNIFICATION. The By-Laws of the Employer shall indemnify the Employee in his capacity as an officer, director and agent of the Employer and provide for advances of expenses, including without limitation legal fees and costs, incurred in defense of any claim against him to the fullest extent permitted under Delaware law and shall further provide that such indemnification shall be a contract right.

         (b)      D & O INSURANCE.  The Employer shall  purchase  directors' and
                  officers'   liability  insurance  in  the  minimum  amount  of
                  $1,000,000.

         SECTION 11. GENERAL.

         (a) NOTICES. All notices and other communications hereunder shall be in writing or by written telecommunication, and shall be deemed to have been duly given if delivered personally or if mailed by certified mail, return receipt requested, postage prepaid or sent by written telecommunication or telecopy, to the relevant address set forth below, or to such other address as the recipient of such notice or communication shall have specified to the other party hereto in accordance with this
                  SECTION 11(a):

                  If to the Employee, to:
                             Raymond Koch
                             P.O. Box 493
                             201 Pleasant Valley Road
                             Mendham, New Jersey 07945

                  With copies to:
                             Mark K. Lipton, Esq.
                             Podvey, Sachs, Meanor, Catenacci,
                              Hildner & Cocoziello
                             One Riverfront Plaza
                             Newark, New Jersey 07102

                  If to the Employer, to:
                             Glasgal Communications, Inc.
                             151 Veterans Drive,
                             Northvale, New Jersey 07647

                  With copies to:
                             Robert H. Friedman, Esq.
                             Olshan Grundman Frome & Rosenzweig LLP
                             505 Park Avenue
                             New York, N.Y. 10022

         (b) EQUITABLE REMEDIES. Each of the parties hereto acknowledges and agrees that upon any breach by the Employee of his obligations under SECTIONS 7, 8 and 9 hereof, the Employer will have no adequate remedy at law, and accordingly will be entitled to specific performance and other appropriate injunctive and equitable relief.

         (c) SEVERABILITY. If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect under any law, the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired.

         (d) WAIVERS. No delay or omission by either party hereto in exercising any right, power or privilege hereunder shall impair such right, power or privilege, nor shall any single or partial exercise of any such right, power or privilege preclude any further exercise thereof or the exercise of any other right, power or privilege.

         (e) COUNTERPARTS. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         (f) ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the heirs and successors of each of the parties hereto, including any entity which acquires substantially all of the assets or equity interest of the Employer.

         (g) ENTIRE AGREEMENT. This Agreement contains the entire understanding of the parties, supersedes all prior agreements and understandings relating to the subject matter hereof and shall not be amended except by a

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

                  written instrument hereafter signed by each of the parties hereto.

         (h) GOVERNING LAW. This Agreement and the performance hereof shall be construed and governed in accordance with the laws of the State of New Jersey without regard to its principles of conflicts of law.

         IN WITNESS WHEREOF, and intending to be legally bound hereby, the parties hereto have caused this Agreement to be duly executed as of the date and year first above written.


                                      GLASGAL COMMUNICATIONS, INC.


                                       By: /s/ ISAAC GAON
                                          --------------------------------------
                                          ISAAC GAON, Chief Executive Officer

                                          /s/ RAYMOND KOCH
                                       -----------------------------------------
                                                     RAYMOND KOCH




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